UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Radian Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	23-2691170
(State of incorporation or organization)	(IRS Employer Identification No.)

1500 Market Street, Philadelphia, Pennsylvania	19102
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Junior Participating Preferred Stock purchase right	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

n/a

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act: none

Item 1. Description of Registrant’s Securities to be Registered.

Radian Group Inc. (the “Company”) previously filed a Registration Statement on Form 8-A (the “Registration Statement”) with the Securities and Exchange Commission on October 13, 2009, as amended by the amendment filed on May 4, 2010, relating to the Tax Benefit Preservation Plan between the Company and Bank of New York Mellon (“BNY Mellon”), as Rights Agent, dated as of October 9, 2009, as amended on February 12, 2010 (the “Plan”). Computershare Limited has since replaced BNY Mellon as Rights Agent under the Plan. The Registration Statement is hereby incorporated by reference herein, and capitalized terms used herein not otherwise defined are given the meanings attributed to them in the Plan.

Under the Plan, the Rights, which consist of preferred stock purchase rights, expire upon determination by the Board that a limitation on the use of the Tax Benefits under Section 382 would no longer be material to the Company.

On March 19, 2019, the Board determined that a limitation on the use of the Tax Benefits under Section 382 is no longer material to the Company. Consequently, the Rights expired on that date. This Amendment to Form 8-A amends and supplements the information set forth in the Registration Statement, and is being filed by the Company to deregister the Rights.

The foregoing description is qualified in its entirety by reference to the Plan and the amendments thereto, copies of which are Exhibits 4.1 and 4.2 to this Form 8-A/A and are incorporated herein by reference.

Item 2. Exhibits.

A list of exhibits that are furnished and filed as part of this form is set forth in the Exhibit Index, which is presented elsewhere in this document, and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Tax Benefit Preservation Plan, dated as of February 12, 2010, between Radian Group Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated February 12, 2010 and filed on February 17, 2010).

4.2	First Amendment to the Amended and Restated Tax Benefit Preservation Plan, dated as of May 3, 2010, between Radian Group Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated May 3, 2010 and filed on May 4, 2010).

4.3	Notice of Occurrence of Expiration Date under the Tax Benefit Preservation Agreement, dated March 19, 2019, from the Company to Computershare Limited.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RADIAN GROUP INC. (Registrant)

Date: March 19, 2019	By:	/s/ Edward J. Hoffman
Edward J. Hoffman
General Counsel and Corporate Secretary